Exhibit 1.1

GIGINTERNATIONAL1, INC.

AMENDMENT TO

UNDERWRITING AGREEMENT

This AMENDMENT TO UNDERWRITING AGREEMENT (this “Amendment”) dated as of May 28, 2021 is entered into by and between GigInternational1, Inc. (the “Company”) and Oppenheimer & Co. Inc. and William Blair & Company, L.L.C., as representatives for the underwriters (the “Representatives”). Capitalized terms, unless otherwise defined, shall have the meaning provided for such terms in the Underwriting Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and the Representatives have entered into that certain Underwriting Agreement, dated as of May 18, 2021 (the “Underwriting Agreement”);

WHEREAS, the Underwriting Agreement provided that the Company would issue and sell to the Underwriters an aggregate of 20,000,000 units of the Company at a purchase price (net of discounts and commissions) of $9.80 per Firm Unit;

WHEREAS, the Underwriting Agreement granted the Representatives an Over-Allotment Option, on behalf of the Underwriters, to purchase all or less than all of an additional 3,000,000 Option Units, solely for the purposes of covering any over-allotments in connection with the distribution and sale of the Firm Units;

WHEREAS, the Underwriting Agreement provided that the purchase price to be paid for each Option Unit (net of discounts and commissions) would be $9.80 per Option Unit; and

WHEREAS, in accordance with Section 11.3 of the Underwriting Agreement, the parties hereto desire to amend the Underwriting Agreement as follows.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	The purchase price per Option Unit, as provided in Section 1.2.1 of the Underwriting Agreement, shall be $10.00.

2.	The amount per Option Unit to be deposited in the Trust Fund, as provided in Section 1.2.3 of the Underwriting Agreement, shall be $10.00 per Option Unit.

3.

On the Option Closing Date, pursuant to Section 1.4.2 of the Underwriting Agreement, the Underwriters will purchase 9,000 Private Underwriter Units at a purchase price of $10.00 per Private Unit in a private placement intended to be exempt from registration under the Act.

4.	On the Option Closing Date, an aggregate of $9,090,000 shall be deposited into the Trust Fund, consisting of the proceeds from the sales of the Option Units and the Private Underwriter Units.

5.

The Option Unit Deferred Fee as provided for in Section 1.2.4 of the Underwriting Agreement shall be $0.55 per unit of the Option Units, and there shall be no underwriting discounts or commissions payable to the Underwriters on the Option Closing Date with respect to the Option Units.

6.

Notwithstanding the exercise of the Over-Allotment Option, $2,075,000 which has previously been received by the Company as provided in Section 1.5.1 of the Underwriting Agreement shall be retained by the Company to fund the working capital requirements of the Company.

7.	Upon closing of the Over-Allotment Option with respect to 900,000 Option Units on the Option Closing Date, the Underwriters shall have no further Over-Allotment Option.

8.	All other terms of the Underwriting Agreement shall remain in full force and effect.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Underwriters and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

Very Truly Yours,

GIGINTERNATIONAL1, INC.

By:	/s/ Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	Chief Executive Officer, President and Secretary

Agreed to and accepted

as of the date first written above:

OPPENHEIMER & CO. INC.,

as Representative of the several Underwriters named on Schedule A hereto

By:	/s/ Peter Bennett
Name:	Peter Bennett
Title:	Managing Director, Head of ECM

WILLIAM BLAIR & COMPANY, L.L.C.,

as Representative of the several Underwriters named on Schedule A hereto

By:	/s/ Bryan P. Finkel
Name:	Bryan P. Finkel
Title:	Managing Director

[Signature Page to Amendment to Underwriting Agreement]